LICENSE AND SUPPLY AGREEMENT AMENDMENT

This LICENSE AND SUPPLY AGREEMENT AMENDMENT (this “Amendment”) is made and entered into as of this 18th day of November, 2005 (the “Effective Date”), between Discus Dental Inc., a corporation organized and existing under the laws of California (“DISCUS”) and Uluru, Inc., (“ULURU”) a corporation organized and existing under the laws of Delaware and successor in interest to Access Pharmaceuticals, Inc. (“ACCESS”).

RECITALS

WHEREAS, ACCESS and DISCUS entered into a License and Supply Agreement dated April 15, 2005 under which Access licensed certain rights to DISCUS (“the Agreement”).

WHEREAS, ULURU purchased the topical product assets of ACCESS, including but not limited to the proprietary oral paste and the proprietary oral mucoadhesive, erodible patch that contains amlexanox as the active ingredient for the prevention ad treatment of canker sores, and has obtained United States Patents No. 6,585,997 and No. 5,362,737 and an assignment of ACCESS’ rights and liabilities under the Agreement.

WHEREAS, DISCUS consents, to the extent required, to the assignment of the Agreement to ULURU.

WHEREAS, ULURU and DISCUS agree that the provision of the Agreement that contemplated DISCUS purchasing an equity investment in ACCESS (Section F of Exhibit F) shall be null and void and DISCUS shall have no such right or obligation to pay the associated $750,000 for the purchase of such equity.

WHEREAS, originally in the Agreement, DISCUS was granted the right to market, to offer for sale, sell and import Aphthasol in the Professional Channel only, during the Single Channel Period.

WHEREAS, ULURU and DISCUS agree to amend the Agreement to grant Discus the immediate right to market, to offer for sale, sell and import Aphthasol in both the Professional Channel and the Pharmacy Channel within

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1	Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated below:

1.1.1
“ULURU” has the meaning set forth in the Preamble. The term “ACCESS” shall continue to be mused to refer to the licensor ULURU as the successor in interest to ACCESS for consistency with the terms used in the Agreement.

1.1.2	Construction of Terms. Unless defined otherwise herein, all capitalized terms shall have the same meaning as capitalized terms defined in the Agreement.

2.	SUPPLY

2.1	Grant of License.

2.1.1	Section 2.1 of the Agreement shall be amended to read as follows:

“Subject to the terms and conditions of this Agreement, ACCESS hereby grants to DISCUS the exclusive right and license for applications of Products in the Field, in the Territory, under ACCESS’s Intellectual Property Rights during theTerm of this Agreement (a) to market, to offer for sale, sell and import Aphthasol in the Professional Channel and the Pharmacy Channel and (b) to market, to offer for sale, sell and import OraDisc A and all Products; provided that all of such foregoing rights and licenses are limited to such use as is necessary for DISCUS to market, offer for sale, sell and import the Products for applications in the Field in the Territory in accordance with this Agreement. Except as expressly granted herein, ACCESS retains all rights in ACCESS’s Intellectual Property Rights and the Products. Notwithstanding the foregoing, ACCESS specifically reserves for itself and its agents and subcontractors the right under ACCESS’s Intellectual Property Rights to develop, modify, and manufacture the Products, and to perform its rights, activities and obligations under this Agreement, provided that, subject to Section 2.9, all developments and modifications of the Products for use in the Field shall be Products and shall be covered by the license hereunder.

5.4 Royalty Payments.

5.4.1 Paragraph C of Exhibit F shall be amended to read as follows:

5.4.1.1 “During the Single Channel Period: For Sales in the professional Channel, $3.70 multiplied by the total Net Unit Sales of the 5 gram tube of Aphthasol or $3.45 multiplied by the total Net Unit Sales of the 3 gram tube of Aphthasol, provided that D1SCUS may, in its sole discretion, create and distribute portions of Aphthasol to third parties in packages containing 3 grams or less (“Samples”) on a royalty free basis provided that such Samples are (i) provided to third parties free of charge and (ii) clearly marked as “sample not for resale”. ACCESS agrees that Samples will be supplied to DISCUS at no more than Standard Cost.

5.4.1.2 During the Single Channel Period: For Sales in Pharmacy Channel, $12.00 multiplied by the total Net Unit Sales of the 5 gram tube or 3 gram tube of Aphthasol up to a maximum of 3,100 per calendar month in Net Unit Sales; thereafter royalties owed shall be defined by Section 5.4.1.1 above.

5.4.1.3 After the Single Channel period but prior to expiration or invalidation of U.S. Patent No. 5,362,737: (i) 15% of Net Sales of Aphthasol achieved through the Pharmacy Channel, (ii) 10% of Net Sales of Aphthasol achieved through the Professional Channel, and (iii) 7% of Net Sales of Aphthasol achieved through Over-the-Counter sales.

5.4.2 Paragraph F of Exhibit F of the Agreement shall be deleted in its entirety.

13.8	Integration. Except to the extent stated in writing in this Amendment, the parties do not make any further modification to the Amended Agreement and all terms stated therein shall govern and control.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DISCUS DENTAL, INC.		ULURU, INC.

By:	/s/ Ken Rosenblood	By:	/s/ Kerry P. Gray
Name:	Ken Rosenblood	Name:	Kerry Gray
Title:	COO	Title:	President and CEO